SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT



           Pursuant to Section 13 or 15(d) of the Exchange Act of 1934


         Date of Report (Date of earliest event reported) June 30, 1998




                       SIMMONS FIRST NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)




      Arkansas                         0-6253                    71-0407808
(State or other jurisdiction of     (Commission             (I.R.S. employer
 incorporation or organization)      file number)           identification No.)




 501 Main Street, Pine Bluff, Arkansas                               71601
(Address of principal executive offices)                           (Zip Code)





                                 (870) 541-1000
              (Registrant's telephone number, including area code)






ITEM 5.  OTHER EVENTS.

         The following is the text of a press release issued by the registrant at 3:05 P.M. Central Standard Time on June 30, 1998:



FOR RELEASE:   June 30, 1998


          Simmons First Announces Sale of Mortgage-Servicing Portfolio

         Pine Bluff, AR -- Simmons First National Bank announced today the sale of its residential mortgage-servicing portfolio to First Commercial Mortgage Company, an affiliate of First Commercial Corporation. The portfolio consists of approximately $1.2 billion in residential mortgage loans.

         According to J. Thomas May, chairman and chief executive officer of Simmons First National Bank, "The mortgage servicing business has historically been a contributor to the profits of our company, but in recent years, competitive pressures in the national mortgage marketing business, coupled with the regulatory environment for banking, have caused many banks to choose to exit the mortgage servicing business. Our decision to sell our mortgage servicing does not mean that we are getting out of the mortgage banking business. This sale transaction effects only the servicing of residential mortgages for other investors. Simmons First National Corporation will continue to offer mortgage and home equity loans throughout our network of affiliate banks."

         "The portfolio sale will not have a material effect on the current earnings of Simmons First, but will allow us to re-deploy resources into higher growth business activities that we believe will enhance our long-term profitability."

         Simmons First National Bank is the flagship bank of the $1.3 billion Simmons First National Corporation, headquartered in Pine Bluff. The corporation conducts banking operations from 40 offices in 21 communities through banks in Pine Bluff, Dumas, Jonesboro, Lake Village, Rogers, Russellville and Searcy, Arkansas.






FOR MORE INFORMATION CONTACT:
Lawrence Files
Vice President - Marketing Group
870-541-1438
1-800-272-2213
FAX 870-541-1045




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        SIMMONS FIRST NATIONAL CORPORATION


Date:   June 30, 1998            By:  /s/ J. Thomas May
     -----------------              ---------------------------------------
                                    J. Thomas May, Chairman, President &
                                      Chief Executive Officer